EXHIBIT 10.1

                     AMENDMENT TO 1994 EQUITY INCENTIVE PLAN



         Amendment, dated as of April 19, 1999, to the Reebok International Equity Incentive Plan (the "Plan").

         The Plan shall be amended as follows:

         1. Section 7(c) of the Plan shall be amended by deleting such provision in its entirety and substituting the following:

                  DURATION OF OPTIONS. The duration of any Option granted hereunder shall be determined by the Committee at the time the Option is granted, except that in the case of an ISO, the duration shall be no more than ten years from the date the Option was granted (five years in the case of an ISO granted to a "ten-percent shareholder" as defined in (b) above).

         2. Section 11 of the Plan shall be amended by adding the following language at the end of such Section:

                  ; PROVIDED, however, that the Committee may, at the time of the grant of an Award, permit the transfer of the Award by the Participant through a gift to any or all of the following: any child, stepchild, grandchild, parent, stepparent, mother-in-law, father-in-law or spouse of the Participant, any trust in which these persons have more than a fifty percent (50%) beneficial interest or a foundation in which these persons (or the Participant) control the management of assets, and permit the retransfer of the Award by any of these permitted transferees back to the Participant.